Exhibit 99.5

Execution Version

EXERCISE NOTICE

December 27, 2017

Fintech Telecom, LLC

Fintech Media, LLC

Fintech Advisory Inc.

375 Park Avenue, 38th Floor

New York, NY 10152

Ladies and Gentlemen:

The undersigned, in his capacity as president of Cablevision Holding S.A. (“CVH”), refers to the Call Option Agreement, dated as of July 7, 2017 (the “Call Option Agreement” and the terms defined therein being used herein as therein defined), among the undersigned, FT, FIA and Fintech Advisory.

Pursuant to the Call Option Agreement, on behalf of CVH I hereby:

1)            Give you irrevocable notice, pursuant to Section 13(a)(i) of the Call Option Agreement, that the undersigned hereby exercises the Call Option provided under Section 2(a) of the Call Option Agreement, and sets forth below certain information relating to such exercise as required by Section 13(a)(i) of the Call Option Agreement:

i.                                          The Call Option is exercised with respect to the VLG Membership Interests, which represent 21.55% of the total membership interests of VLG.

ii.                                       In light of the upcoming holidays, CVH expects delivery of the VLG Membership Interests upon the occurrence of the Merger Effective Date (Fecha Efectiva de Fusión), as defined in the Preliminary Merger Agreement.

2)            In connection with the Exercise Price, inform you that:

i.                                          Pursuant to that certain letter dated October 2, 2017 from CVH to the Fintech Parties, and as provided under Section 6(b) of the Call Option Agreement, CVH made an Advance Payment totaling US$634,275,282.  As a result of such Advance Payment, no interest has accrued on the Base Price and on October 7, 2017, FIA and CVH executed and delivered the Pledge Agreement pursuant to which FIA created the security interest contemplated therein in the Pledged Interests (as such term is defined on the Pledge Agreement).

ii.                                       The Base Price shall be adjusted by deducting US$6,266,919. Such deduction has been calculated by offsetting (i) the amount of US$6,756,882 payable by FIA to CVH with respect to the TEO Dividend declared pursuant to the terms of the Preliminary Merger Agreement and (ii) the amount of US$489,963 payable by CVH to FIA with respect to the Cablevision Dividend declared pursuant to the terms of the Preliminary Merger Agreement. FIA shall cause such payment in the amount of US$6,266,919 to be made to CVH in U.S. dollars on or prior to January 5, 2018 to such account as CVH may designate in writing.

3)            In connection with the Call Option Closing, propose that the following measures be implemented on or prior to delivery of the VLG Membership Interests:

i.                                          The Fintech Parties shall deliver the certificate required pursuant to Section 13(b)(iii) and CVH shall deliver the certificate required pursuant to Section 13(c)(iii).

ii.                                       CVH shall deliver a document acknowledging receipt of the VLG Membership Interests.

iii.                                    CVH, as the new holder of the VLG Membership Interests, shall be entitled to retain  FIA’s membership interest No. 5 and FIA’s obligation to deliver the VLG Membership Interests will be deemed satisfied.

4)            Waive any claim that CVH may have against Fintech Advisory for Fintech Advisory’s failure to execute and deliver to CVH an Assignment Agreement in connection with the Call Option Closing pursuant to Section 5(a) of the Call Option Agreement, which waiver shall become effective upon delivery by CVH of a written receipt acknowledging delivery of the VLG Membership Interests that have been assigned to CVH pursuant to the exercise of the Call Option.

If you agree with the terms of this letter, please deliver an acceptance letter executed by a duly authorized officer of the Fintech Parties.

[Signature page follows]

Very truly yours,

CABLEVISION HOLDING S.A.

By:	/s/ Alejandro Alberto Urricelqui
Name:	Alejandro Alberto Urricelqui
Title:	President

Notice of Acceptance

December 27, 2017

To:

Cablevisión Holding S.A.

Tacuarí 1846, 4th. Floor

(1139) Buenos Aires, Argentina

Attention: Sebastián Bardengo

Dear Sirs,

We hereby accept the terms of your letter dated December 27, 2017.

Sincerely,

FINTECH TELECOM, LLC

By:	/s/ Julio R. Rodriguez, Jr.
	Name:	Julio R. Rodriguez, Jr.
	Title:	Authorized Person

FINTECH MEDIA, LLC

By:	/s/ Julio R. Rodriguez, Jr.
	Name:	Julio R. Rodriguez, Jr.
	Title:	Authorized Person

FINTECH ADVISORY INC.

By:	/s/ Julio R. Rodriguez, Jr.
	Name:	Julio R. Rodriguez, Jr.
	Title:	Authorized Person